Exhibit 99.1
United Components Reports Results of Operations for
First Quarter 2008
EVANSVILLE, IN May 7, 2008 - United Components, Inc. (“UCI”) today announced results for the quarter ended March 31, 2008. Revenue of $229.3 million decreased $9.6 million over the year-ago quarter. Excluding the non-recurring effects of obtaining new customer business in both years, revenue decreased by approximately 6% from the year-ago quarter. On this basis, the company reported a small revenue increase in the retail channel and declines in the traditional, OEM, OES and heavy duty channels.
Net income for the quarter was $6.8 million, including $1.8 million in special charges, net of tax, related to the establishment of new facilities in China, integration of water pump operations and costs of obtaining new business. Excluding these charges, adjusted net income from continuing operations would have been $8.6 million. Net income for the first quarter of 2007 was $4.5 million, including $3.3 million of special charges, net of tax, consisting of costs of obtaining new business and costs related to the integration of water pump operations, partially offset by a gain from the sale of a facility. Excluding these net special charges, adjusted net income would have been $7.8 million.
Earnings before interest, taxes, depreciation and amortization, or EBITDA, as adjusted consistent with the company’s historical presentations, was $32.6 million for the first quarter, compared with $34.2 million for the year-ago quarter. The reconciliation of net income to adjusted EBITDA, a non-GAAP measure of financial performance, is set forth in Schedule A.
“After a strong finish to 2007, our first quarter 2008 results were adversely affected by the tough marketplace we’ve been facing for several quarters,” said Bruce Zorich, Chief Executive Officer of UCI. “With energy prices breaking through record levels, raw material costs continuing to increase and the overall economy in difficulty, we saw a decrease in year-over-year revenue and EBITDA.”
“Given the economic circumstances however, we are pleased that our initiatives in North American facilities consolidation, international production, procurement and overall operational excellence are enabling us to continue to post good operating results in this environment,” continued Zorich. “In addition, despite the current weak marketplace, we remain excited about our new business development efforts, both in North America and internationally.”
As of March 31, the company’s debt stood at $420.7 million, after a debt repayment during the quarter of $10 million of its senior credit facility borrowings, primarily with cash flow from operations. The company ended the quarter with $22.6 million in cash.
Conference Call
The company will host a conference call to discuss its results and performance on Thursday, May 8, at 11:00 a.m. Eastern Time. Interested parties are invited to listen to the call by telephone. Domestic callers can dial (800) 637-1381. International callers can dial (435) 871-6124.

A replay of the call will be available from May 8, 2008, for a ninety-day period, at www.ucinc.com. Click on the UCI 1st Quarter 2008 Results button.
About United Components, Inc.
United Components, Inc. is among North America’s largest and most diversified companies servicing the vehicle replacement parts market. We supply a broad range of products to the automotive, trucking, marine, mining, construction, agricultural and industrial vehicle markets. Our customer base includes leading aftermarket companies as well as a diverse group of original equipment manufacturers.
Forward Looking Statements
All statements, other than statements of historical facts, included in this press release and the attached report that address activities, events or developments that UCI expects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements give UCI’s current expectations and projections relating to the financial condition, results of operations, plans, objectives, future performance and business of UCI and its subsidiaries. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They are subject to uncertainties and factors relating to UCI’s operations and business environment, all of which are difficult to predict and many of which are beyond UCI’s control. UCI cautions investors that these uncertainties and factors, including those discussed in Item 1A of UCI’s 2007 Annual Report on Form 10-K and in its other SEC filings, could cause UCI’s actual results to differ materially from those stated in the forward-looking statements. UCI cautions that investors should not place undue reliance on any of these forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law, UCI undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.
For More Information, Contact:
Dan Johnston, Chief Financial Officer (812) 867-4726
Dave Barron, (812) 867-4727
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United Components, Inc.
Condensed Consolidated Income Statements (unaudited)
(in thousands)

	Three Months ended March 31,
	2008	2007
Net sales	$229,290	$238,848
Cost of sales	178,230	189,291

Gross profit	51,060	49,557
Operating (expense) income
Selling and warehousing	(15,505)	(16,052)
General and administrative	(12,528)	(14,292)
Amortization of acquired intangible assets	(1,593)	(1,778)
Costs of integration of water pump operations (1)	(363)	(730)
Gain from sale of assets and costs of closing a facility (2)	—	1,647

Operating income	21,071	18,352
Other expense
Interest expense, net	(9,142)	(10,686)
Management fee expense	(500)	(500)
Miscellaneous, net	(498)	(301)

Income before income taxes	10,931	6,865
Income tax expense	4,176	2,358

Net income	$6,755	$4,507

(1)	2008 and 2007 include certain costs incurred in connection with the integration of the Company’s pre-ASC acquisition water pump operation with the operations of ASC.

(2)	2007 includes the gain from the sale of the land and building of the Company’s Mexican filter manufacturing facility, which was closed in 2006.

United Components, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2008	2007
Assets

Current assets
Cash and cash equivalents	$22,580	$41,440
Accounts receivable, net	252,709	253,904
Inventories, net	149,336	142,621
Deferred tax assets	21,163	22,837
Other current assets	24,139	29,306

Total current assets	469,927	490,108

Property, plant and equipment, net	169,177	167,812
Goodwill	241,461	241,461
Other intangible assets, net	81,376	83,594
Deferred financing costs, net	3,384	3,701
Pension and other assets	11,471	11,478
Assets held for sale	1,300	1,300

Total assets	$978,096	$999,454

Liabilities and shareholder’s equity

Current liabilities
Accounts payable	$98,364	$102,553
Short-term borrowings	2,342	10,134
Current maturities of long-term debt	546	479
Accrued expenses and other current liabilities	85,300	95,169

Total current liabilities	186,552	208,335

Long-term debt, less current maturities	417,789	427,815
Pension and other postretirement liabilities	23,086	22,871
Deferred tax liabilities	26,566	27,338
Due to parent	14,431	11,330
Minority interest	3,279	3,308
Other long-term liabilities	2,787	2,638

Total liabilities	674,490	703,635

Shareholder’s equity	303,606	295,819

Total liabilities and shareholder’s equity	$978,096	$999,454

United Components, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months ended March 31,
	2008	2007
Net cash provided by operating activities	$6,768	$18,865

Cash flows from investing activities
Capital expenditures	(7,886)	(5,406)
Proceeds from sale of Mexican land and building	—	6,685
Proceeds from sale of other property, plant and equipment	58	492

Net cash (used in) provided by investing activities	(7,828)	1,771

Cash flows from financing activities
Issuances of debt	347	839
Debt repayments	(18,256)	(40,113)

Net cash used in financing activities	(17,909)	(39,274)

Effect of currency exchange rate changes on cash	109	(36)

Net decrease in cash and cash equivalents	(18,860)	(18,674)

Cash and cash equivalents at beginning of year	41,440	31,523

Cash and cash equivalents at end of period	$22,580	$12,849

EBITDA and Adjusted EBITDA
EBITDA and Adjusted EBITDA are presented because they are believed to be frequently used by parties interested in United Components, Inc. (“UCI”). Management believes that EBITDA and Adjusted EBITDA provide useful information to investors because they facilitate an investor’s comparison of UCI’s operating results to that of companies with different capital structures and with cost basis in assets that have not been revalued and written-up in an allocation of a recent acquisition’s purchase price.
The calculation of Adjusted EBITDA, presented on Schedule A, reflects the calculation of EBITDA as used in the amended and restated credit agreement for UCI’s senior credit facilities. The adjusted EBITDA required by the credit agreement is used to measure compliance with covenants of that agreement such as interest coverage.
EBITDA and Adjusted EBITDA are not measures of financial performance under United States generally accepted accounting principles (“US GAAP”) and should not be considered alternatives to net income, operating income or any other performance measures derived in accordance with US GAAP or as an alternative to cash flow from operating activities as a measure of liquidity.

Schedule A
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(dollars in millions)

	Three Months ended March 31,
	2008	2007
Net income	$6.8	$4.5
Interest, net of minority interest	9.1	10.6
Income tax expense	4.2	2.4
Depreciation, net of minority interest	6.7	6.9
Amortization	2.2	2.4

EBITDA	29.0	26.8
Special items:
Cost of integration of water pump operations	0.4	2.5
Establishment of new facilities in China	1.4	—
Facilities consolidation	—	(1.6)
New business changeover and sales commitment costs	1.1	4.4
Non-cash charges (stock options)	0.2	1.6
Management fee	0.5	0.5

Adjusted EBITDA	$32.6	$34.2